UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 26, 2007
RELIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	000-52588 (Commission File Number)	43-1823071 (I.R.S. Employer Identification No.)

10401 Clayton Road Frontenac, Missouri (Address of principal executive offices)		63131 (Zip Code)
(314) 569-7200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act.
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.02.       Results of Operations and Financial Condition.
     As discussed in Item 7.01 below, information recently published in the St. Louis Business Journal indicated that fiscal 2007 earnings of Reliance Bancshares, Inc. (the “Company”) would be approximately equal to fiscal 2006 earnings of $3.016 million. Based on negative developments in the Company’s operations subsequent to the publication, the Company believes that this outcome is no longer likely.
     Consolidated net income for the first six months of 2007 was approximately 4.0% higher than the first six months of 2006, as disclosed in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2007. However, the softening of the real estate market that has occurred in recent months on a national scale is increasingly affecting the Company’s operations in the St. Louis metropolitan and southwestern Florida areas. The Company is experiencing growing levels of nonperforming assets (which include nonperforming loans and other real estate owned). This will negatively impact the Company’s results of operations in the second half of 2007, as compared to the second half of 2006. As a result, it is currently estimated that earnings for the year ended December 31, 2007 will be 25% to 30% lower than earnings for the fiscal year ended December 31, 2006.
     Additional information on the factors affecting the Company’s operations will be available in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2007, which the Company anticipates filing with the Securities and Exchange Commission on or before November 14, 2007.
Item 7.01.       Regulation FD Disclosure.
     On October 26, 2007, during an interview with the St. Louis Business Journal, Company management indicated that earnings for fiscal 2007 were expected to be approximately equal to fiscal 2006 earnings of $3.016 million. The St. Louis Business Journal published this interview on November 2, 2007. The Company does not believe that this information was broadly disseminated. Subsequent to the publication, the Company has experienced negative developments that indicate that the information regarding fiscal 2007 earnings published in the St. Louis Business Journal is no longer accurate. Current information regarding expected earnings for the year ended December 31, 2007 is disclosed in Item 2.02 above and is incorporated in this Item 7.01 by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 9, 2007

RELIANCE BANCSHARES, INC. (Registrant)
By:	/s/ James W. Sullivan
	Name:	James W. Sullivan
	Title:	Chief Financial Officer